UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. __)*

                            Micro Linear Corporation.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   594850-10-9
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                       Rule 13d-1(b)
                       Rule 13d-1(c)
                    X  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 594850-10-9


--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO.  OF ABOVE PERSONS (entities only)

          Arthur B. Stabenow

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
          (a)
          (b)
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
4         CITIZEN OR PLACE OF ORGANIZATION

          USA
-------------------------- ------- ---------------------------------------------
                           5       SOLE VOTING POWER
    NUMBER OF SHARES
  BENEFICIALLY OWNED BY
  EACH REPORTING PERSON
          WITH

                                   659,274
                           ------- ---------------------------------------------

                           6       SHARED VOTING POWER

                           ------- ---------------------------------------------
                           7       SOLE DISPOSITIVE POWER

                                   659,274

                           ------- ---------------------------------------------
                           8       SHARED DISPOSITIVE POWER

                           --------- -------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


-------- -----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          100%


--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (see instructions)

          Individual

--------- ----------------------------------------------------------------------

Item 1
      (a)  Name of Issuer
            Micro Linear Corporation

      (b)  Address of Issuer's Principal Executive Offices
            2092 Concourse Drive
            San Jose, CA  95131

Item 2
      (a)  Name of Person Filing
            Arthur B. Stabenow

      (b) Address of Principal Business Office, if none, Residence 2092 Concourse Drive
            San Jose, CA  95131

      (c)  Citizenship
            USA

      (d)  Title of Class of Securities
            Common Stock

      (e)  CUSIP Number
            594850-10-9

Item 3.  Not Applicable

Item 4.  Ownership

      (a)  Amount Beneficially Owned:  659,274

      (b)  Percent of Class:  5.97%

      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:  659,274
           (ii)            shared power to vote or to direct the vote:
           (iii) sole power to dispose or to direct the disposition of: 659,274
           (iv)  shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less or a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Item 6.  Ownership of more than Five Percent on Behalf of Another Person.

      Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable

Item 8.  Identification and Classification of Members of the Group

      Not applicable

Item 9.  Notice of Dissolution of Group

      Not applicable


Item 10.  Certification

         Not applicable


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


2/12/99
----------
Date

/s/ Arthur B. Stabenow
----------------------------------------------
Signature

Arthur B. Stabenow, CEO/President
-----------------------------------
Name/Title